EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Allume Systems, Inc.

Developer Depot, Inc.

Houseplans, Inc.

IMSI Australia (PTY) Ltd.

IMSI Germany (GmbH).

Keynomics, Inc.